Exhibit 99.1

ADT Names Jeff Likosar as Chief Financial Officer

BOCA RATON, Fla., April 24, 2024 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, announced today that Jeff Likosar has been named Chief Financial Officer.

In addition to his duties as President, Corporate Development and Chief Transformation Officer, which he will retain, Likosar had been serving as interim CFO since December 2023. He previously served as the company’s CFO from 2017 to 2022. Along with customary CFO responsibilities, Likosar will remain responsible for corporate development, strategy, and transformation execution.

“Following a deep assessment of our needs and a robust search process including the evaluation of a number of highly talented candidates, the Board and I are pleased that Jeff will continue to serve as ADT’s Chief Financial Officer. Jeff has been an integral part of our leadership team since 2016, and I am excited to continue to partner with him and the rest of the Executive Leadership Team to execute on our strategic and financial goals,” said Jim DeVries, ADT Chairman, President and CEO.

About ADT Inc.

ADT provides safe, smart and sustainable solutions for people, homes and small businesses. Through innovative offerings, unrivaled safety and a premium customer experience, all delivered by the largest network of smart home security professionals in the U.S., we empower people to protect and connect to what matters most.

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